UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 24, 2013

Merrimack Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35409	04-3210530
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

One Kendall Square, Suite B7201 Cambridge, MA	02139
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 441-1000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           On July 24, 2013, the Organization and Compensation Committee (the “Committee”) of the Board of Directors of Merrimack Pharmaceuticals, Inc. (the “Company”) took the following actions regarding the compensation of the Company’s named executive officers:

1.             Approved 2012 annual cash bonus awards for each named executive officer pursuant to the Company’s annual cash bonus program, as set forth below:

Name	2012 Base Salary	Bonus Percentage Range	Target Cash Bonus	2012 Actual Cash Bonus		Actual Bonus as % of Salary
Robert J. Mulroy President and Chief Executive Officer	$495,000	0-50%	$247,500	$222,750	(1)	45%
William A. Sullivan Chief Financial Officer and Treasurer	$272,000	0-40%	$108,800	$100,640	(2)	37%
William M. McClements Senior Vice President of Corporate Operations	$335,000	0-40%	$134,000	$123,950	(2)	37%
Ulrik B. Nielsen Senior Vice President and Chief Scientific Officer	$348,381	0-40%	$139,352	$128,901	(2)	37%
Edward J. Stewart Senior Vice President and President, Merrimack Healthcare Solutions	$295,214	0-40%	$118,086	$103,325	(1)	35%

(1)         Established based on determination that 2012 corporate objectives had been achieved at a level of 80%, individual objectives had been achieved at a level of 100% and general management contribution had been achieved at a level of 89%.

(2)         Established based on determination that 2012 corporate objectives had been achieved at a level of 80%, individual objectives had been achieved at a level of 100% and general management contribution had been achieved at a level of 100%.

2.             Established 2013 base salaries, retroactive to April 1, 2013, as set forth below:

Name	2013 Base Salary
Robert J. Mulroy	$520,000
William A. Sullivan	$289,831
William M. McClements	$346,762
Ulrik B. Nielsen	$371,219
Edward J. Stewart	$309,975

3.             Approved the annual performance-based cash bonus program for 2013 for the Company’s named executive officers (the “2013 Bonus Program”).  The 2013 Bonus Program is comprised of the following three elements: (1) the achievement of specified annual corporate objectives; (2) the achievement of specified annual individual performance objectives; and (3) the support of the overall management of the Company and the creation of long-term value for the Company’s stockholders, which are referred to as the general management contribution.

The corporate objectives for 2013 generally focus on the execution of the Company’s clinical trials, the advancement of the Company’s clinical and preclinical pipeline, the advancement of the Company’s biomarker strategy and preparations for the potential commercialization of MM-398.

The individual performance objectives for 2013 for each named executive officer generally relate to the following:

•                  for Robert J. Mulroy, advancing the Company’s corporate objectives, developing the corporate structure and ensuring adequate funding for the Company;

•                  for William A. Sullivan, complying with all obligations as a public company and ensuring adequate funding for the Company;

•                  for William M. McClements, developing the organizational and infrastructure capabilities necessary to support the Company’s growth;

•                  for Ulrik B. Nielsen, advancing the Company’s preclinical and clinical product candidates; and

•                  for Edward J. Stewart, preparing for the potential commercialization of MM-398 and pursuing various business development opportunities.

The general management contribution of each named executive officer will be evaluated retrospectively and will broadly focus on overall contributions during the year to the improvement of processes and efficiency, the development of human and scientific capacity and the development and management of stakeholders, including partners, collaborators, investigators, stockholders and licensees, rather than on specific, pre-determined criteria.

Each named executive officer is eligible to receive an annual cash bonus under the 2013 Bonus Program up to a fixed percentage of his base salary.  For 2013, Mr. Mulroy is eligible to receive an annual cash bonus of up to 50% of his 2013 base salary and each of Mr. Sullivan, Mr. McClements, Dr. Nielsen and Mr. Stewart is eligible to receive an annual cash bonus of up to 35% of his respective 2013 base salary.

For Mr. Mulroy, the Committee will weigh each of the three foregoing elements equally when determining the percentage of the annual cash bonus that he will receive.

For each of Mr. Sullivan, Mr. McClements, Dr. Nielsen and Mr. Stewart, the Committee will look at the three foregoing elements as a whole.  If the Committee determines that the named executive officer has substantially satisfied the elements as a whole, then the named executive officer will receive his full annual cash bonus.  On the other hand, if the Committee determines that the named executive officer has not substantially satisfied the elements as a whole, then the named executive officer will not receive an annual cash bonus.

Notwithstanding the foregoing, the Committee has the authority to, in its sole discretion, adjust the bonus percentage in connection with its review of the named executive officer’s performance and to modify the amount of the annual cash bonus above or below the amount calculated.

(f)            The following table sets forth the total compensation awarded to, earned by or paid to the Company’s named executive officers during 2012.  Such amounts had not been fully calculable until the approval of the 2012 annual cash bonus awards referenced above on July 24, 2013:

Name	Total Compensation
Robert J. Mulroy	$4,023,592
William A. Sullivan	$848,981
William M. McClements	$1,110,272
Ulrik B. Nielsen	$2,014,769
Edward J. Stewart	$943,186

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERRIMACK PHARMACEUTICALS, INC.

Date: July 29, 2013	By:	/s/ Jeffrey A. Munsie
Jeffrey A. Munsie Vice President and General Counsel